Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

December 12, 2016

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Re: Lincoln National Corporation – 3.625% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as special counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with the sale to the Underwriters (as defined below) by the Company of an aggregate of $400,000,000 principal amount of the Company’s 3.625% Senior Notes due 2026 (the “Securities”), pursuant to the terms of the Underwriting Agreement, dated December 5, 2016 (the “Underwriting Agreement”), between the Company, on the one hand, and Wells Fargo Securities, LLC; Goldman, Sachs & Co.; J.P. Morgan Securities LLC and BNP Paribas Securities Corp., on the other hand (the “Underwriters”). The Securities will be issued pursuant to the Senior Indenture dated as of March 10, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented pursuant to the resolutions dated December 5, 2016 of the Company’s Chief Executive Officer and December 5, 2016 of the Company’s Chief Financial Officer (the “Resolutions”).

In our capacity as special counsel to the Company, we have examined (i) the Registration Statement on Form S-3 (File No. 333-201103) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating, in part, to the registration of the Securities, (ii) the prospectus of the Company, dated December 19, 2014 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated December 5, 2016, relating to the Securities, as filed in final form with the Commission on December 6, 2016, pursuant to Rule 424(b)(5) under the Act (such Base Prospectus and prospectus supplement, the “Prospectus”), (iii) the free writing prospectus relating to the Securities, dated December 5, 2016 and filed with the Commission pursuant to Rule 433 under the Act, (iv) the Underwriting Agreement, (v) the Indenture, (vi) the Resolutions, (vii) a copy of the global security representing the Securities, (viii) a copy of the Restated Articles of Incorporation of the Company certified by the Secretary of State of the State of Indiana, (ix) a copy of the Amended and Restated Bylaws of the Company certified by the Secretary of the Company and (x) such other corporate records, certificates and other documents that we have deemed necessary or appropriate for purposes of rendering this letter.

In such examination, we have also assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures and, as to certain factual matters relevant to this opinion, have relied upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have also relied upon the opinion, dated December 12, 2016, of Stephen E. Rahn, Senior Vice President and Associate General Counsel of the Company, which opinion is being filed as Exhibit 5.1 of the Company’s Current Report on Form 8-K, dated December 12, 2016, with respect to matters of Indiana law. We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated in this letter, it is our opinion that the Securities, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture (including the provisions of the Resolutions which supplement the Indenture) and the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated December 12, 2016, and to the reference to us under the caption “Validity of Notes” in the Prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz